Exhibit 99.1
Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256 / Cell (787) 685-4229
alan.cohen@firstbankpr.com
FIRST BANCORP PROVIDES FINANCIAL UPDATE
•	Reports Second Quarter 2007 Selected Unaudited Operational Results

•	Provides Capital Raise Update
San Juan, Puerto Rico, August 2, 2007 — First BanCorp (NYSE:FBP) today announced selected unaudited operating results for the second quarter ended June 30, 2007.
First BanCorp provided selected unaudited loan data as of June 30, 2007. The Corporation reported that total loans receivable before allowance for loan losses increased to approximately $11.25 billion as of June 30, 2007, compared to approximately $11.1 billion in the previous quarter ended March 31, 2007. The increase in loans receivable over the previous quarter is a result of an increase of approximately $64.2 million in commercial loans and an increase of approximately $71.5 million in residential mortgages. Loan originations for the six-month period ended June 30, 2007 amounted to approximately $1.9 billion as compared to $2.7 billion for the same period of 2006. “The small increase in the loan portfolio is a result of the Corporation’s stricter underwriting standards in an effort to improve its credit quality, given the general deterioration of the economy in Puerto Rico,” said Luis M. Beauchamp, Chief Executive Officer of First BanCorp.
First BanCorp also announced preliminary information relating to its loan reserves. The allowance for loan losses as of June 30, 2007 was approximately $165.4 million, an increase of approximately $4.0 million from the allowance as of March 31, 2007 and an increase of approximately $7.1 million from the amount as of December 31, 2006. First BanCorp’s provision for loan losses for the six-month period ended June 30, 2007 was approximately $50.0 million compared to $28.7 million for the six-month period ended June 30, 2006.
Non-performing loans amounted to approximately $315.6 million at June 30, 2007, compared to approximately $260.0 million at March 31, 2007, and $252.1 million at December 31, 2006. The increase in non-performing loans over the previous quarter is attributed to two factors: (i) continued increase in non-performing loans in residential real estate of approximately $15.5 million and (ii) classification as non-accrual of one loan relationship in our Miami Agency of approximately $36.4 million. In addition, after the close of the quarter, approximately $24.1 million of the same loan relationship was placed in non-accrual in July 2007.
Historical losses in the residential real estate portfolio have not exceeded 0.10% on an annualized basis. More than 90% of all residential mortgage loans held by the Corporation are fixed rate with mainly 30-year terms. Adjustable rate mortgages (ARM’s) represent approximately only 7.8% of the Corporation’s residential real estate mortgage portfolio.
The Miami Agency condo conversion loans referenced above are fully secured with real estate. The Corporation performed an impairment analysis as of June 30, 2007 and no impairment adjustment was deemed necessary. The Agency has been working with authorized representatives of the borrower for purposes of protecting the Bank’s collateral and obtaining optimal recovery of the loans outstanding. In addition, as a result of current market data that evidences a weakening of the South Florida market, the Corporation has performed an analysis of all its Miami Agency relationships, and based on current information, believes that the portfolio will continue to perform adequately. “In the third quarter of last year, management decided to limit the origination and reduce the exposure of condo conversion loans in our Miami agency. The condo conversion loan portfolio stands at approximately $369 million at June 30, 2007 down $285 million from its peak in May 2006 of $654 million,” added Mr. Beauchamp. “We continue to actively monitor the outstanding credits, of which approximately one-half are condo-conversion construction loans, and have used outside experts to perform quarterly market analyses and expected absorption rates of the projects financed by the bank. The units in the projects we finance are mostly in the affordable housing segment, as we do not focus on high-end condominium financing in Florida,” concluded Mr. Beauchamp.
Annualized charge-offs for the commercial loan portfolio which include commercial, commercial real estate and construction, amounted to 0.04% for the year 2006 and 0.21% for 2007. The 2006 amount includes a significant recovery upon the sale of real estate collateral of a previously charged-off loan. Historically, the Corporation has obtained real estate collateral for its commercial lending activity. Excluding the consumer loan portfolio, which is not secured by real estate, and the residential loan portfolio, which is all secured by real estate, the Corporation’s commercial loan portfolio is approximately 95% secured by real estate. Within the commercial activity, the Corporation grants asset-based loans to certain customers. As of June 30, 2007 and 2006, the portfolio of asset-based loans amounted to approximately $87.5 million and $75.1 million, respectively, or 1.41% and 1.22%, respectively, of the total commercial loan portfolio as of the same dates.
Net charge-offs to average loans outstanding for the total loan portfolio, including consumer loans, were 0.75% as of June 30, 2007 (annualized) and 0.55% for the year 2006. “The levels of charge-offs we are seeing now are similar to 2002, the last time Puerto Rico suffered an economic downturn,” said Fernando Scherrer, Chief Financial Officer of the Corporation. The aggregate net charge-off during the six-month period ended June 30, 2007 was approximately $42.8 million as compared to $30.0 million for the six-month period ended June 30, 2006.
The ratio of the allowance to non-performing loans at June 30, 2007 was approximately 52.43%, as compared to approximately 62.09% and 62.79% at March 31, 2007 and December 31, 2006, respectively. The ratio of the allowance to non-performing loans, excluding residential mortgages, was 98.70% at June 30, 2007, as compared to 126.6% and 115.33% at March 31, 2007 and December 31, 2006, respectively. The decrease in the coverage ratio, excluding residential mortgages, is due to the Miami Agency loan relationship mentioned above that increased the non-performing loans by $36.4 million with no significant impact in the allowance for loan losses.

Because of the ongoing challenges facing the financial services industry, especially the drop in consumer confidence in Puerto Rico and substantially reduced margins in the investment portfolio, management began a Business Rationalization project in the fourth quarter of 2006 aimed at reducing non-interest expenses and increasing non-interest income. “We are well on our way in this project, and there are still several areas to rationalize. We are confident that these cost-saving opportunities will be achieved,” said Aurelio Aleman, Chief Operating Officer of the Corporation.
Financial Filing and Reporting
FirstBank filed its regulatory FFIEC 031 (“Call Report”) for the second quarter of 2007 with the FDIC on July 30, 2007. The Corporation has not yet filed with the SEC the restated quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005 and 2004, and has yet to file quarterly reports for the quarters ended June 30, 2005 and restated 2004, September 30, 2005 and restated 2004, March 31, 2006, June 30, 2006 and September 30, 2006 and March 31, 2007 or the financial information required by all of those reports. The Corporation expects to file the required interim financial information during the summer of 2007.
Capital Raise Update
As previously reported, First BanCorp announced on February 16, 2007 a private placement offering, valuing the stock at $10.25 per share for a total purchase price of approximately $94.8 million. The valuation reflected a premium of approximately 5% over the volume weighted-average closing share price over the 30 trading day period ending January 30, 2007. After the investment, Scotiabank will hold 10% of First BanCorp’s then outstanding common shares. Closing of the transaction is subject only to approval by the Federal Reserve Board. The application has been submitted and both parties have been working with the Federal Reserve Board towards the completion of the approval process.
On July 31, 2007, First BanCorp amended the Investment Agreement with Scotiabank entered into on February 15, 2007 to extend the Termination Date from July 31, 2007 to August 31, 2007.

About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly Unibank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 153 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995.
The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including the Corporation’s ability to file the required quarterly information so that the Corporation can return to compliance with the reporting requirements under the Securities Exchange Act of 1934, the completion of the sale of shares of common stock to Scotiabank, which is conditioned on, among other things, regulatory approvals, the ability to finalize the settlement of the shareholder litigation and to settle the SEC inquiry relating to First BanCorp’s recent restatement of its financial statements, interest rate risk relating to the secured loans to Doral and R&G Financial, the continued repayment by Doral and R&G Financial of its outstanding loans, the impact on net income of the reduction in net interest income resulting from the repayment of a significant amount of the commercial loans to Doral, the impact of the consent orders on the Corporation’s future operations and results, the Corporation’s ability to continue to implement the terms of the consent orders, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the ability to fund operations, changes in the interest rate environment, regional and national economic conditions, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward- looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.